AGREEMENT AND PLAN OF SHARE EXCHANGE

This AGREEMENT AND PLAN OF SHARE EXCHANGE is made as of the 9th day of August, 2002

AMONG:

CASCADIA CAPITAL CORPORATION, a Nevada corporation whose address is at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501 ("Cascadia")

AND:

DKJ TECHNOLOGIES INC., a Nevada corporation whose address is at 725, 435-4th Avenue S.W., Calgary, Alberta, Canada T2P 3A8 ("DKJ Technologies")

AND:

STORAGE ALLIANCE INC., an Alberta corporation whose address is at 725, 435-4th Avenue S.W., Calgary, Alberta, Canada T2P 3A8 ("Storage Alliance")

AND:

ED KOKT-PORIETIS, JEFF ASCAH, LOUISE ASCAH, KEN MACKINNON, 2 INC. and RAYMARK INVESTMENT CORP INC. (the "Contracting Shareholders")

WHEREAS:

A. DKJ Technologies is a holding company that conducts its operations through its sole asset and wholly owned subsidiary, Storage Alliance;

B. Storage Alliance provides data storage, content management, and business process outsourcing to the petroleum exploration and production industry, which primarily consists of the design, marketing, and deployment of content and storage management solutions and services for customers in upstream petroleum and other data-intensive industries (the "Storage Alliance Business");

C. Cascadia wishes to acquire all of the issued and outstanding securities of Storage Alliance (the " Storage Alliance Shares"), and securities of Storage Alliance issuable upon conversion of outstanding loans, held by the DKJ Technologies and Storage Alliance creditors, in exchange for certain shares of Cascadia;

D. Cascadia wishes to acquire the Storage Alliance Shares from DKJ Technologies and Storage Alliance creditors in exchange for the issuance of certain shares of Cascadia to DKJ Technologies shareholders and Storage Alliance creditors (collectively, the "Vendors") listed on Schedule A attached hereto;

E. Each of the Cascadia and Storage Alliance has adopted the statutory plan of share exchange embodied in this Agreement (the "Share Exchange") and Storage Alliance wishes to become the wholly owned subsidiary of Cascadia; and

The parties intend to make certain representations, warranties, covenants, and agreements in connection with the Share Exchange;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Constituent Corporations do hereby agree to the Share Exchange, on the terms and conditions herein provided, as follows:

1. The Share Exchange.

1.1 Share Exchange. On the Closing Date (as defined herein), all of the then issued and outstanding Storage Alliance Shares and all loans convertible into Storage Alliance Shares shall be exchanged for an aggregate of 2,500,000 common shares in the capital of Cascadia (the "Exchange Shares"), to be issued to the Vendors. This Agreement, once executed, shall act without anything further as evidence of the transfer of the Storage Alliance Shares to Cascadia, subject to the terms and conditions set forth in this Agreement.

1.2 Conversion of Shareholder loans. Any loans owing by Storage Alliance will be converted to Storage Alliance Shares prior to Closing (as defined herein) and the Storage Alliance creditors shall be issued Exchange Shares as set forth in Schedule A.

1.3 Legend on Exchange Shares. It is understood and agreed that the certificates evidencing the Exchange Shares will bear the following legends:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 ACT (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

Unless permitted under securities legislation, the holder of the securities shall not trade the securities before the earlier of (i) the date that is 12 months and a day after the date the issuer first becomes a reporting issuer in any of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan, if the issuer is a SEDAR filer; and (ii) the date that is 12 months and a day after the later of (A) the distribution date, and (B) the date the issuer became a reporting issuer in the local jurisdiction of the purchaser of the securities that are the subject of the trade.

2. Closing Date.

2.1 Articles of Share Exchange. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Share Exchange, Cascadia and Storage Alliance will file Articles of Share Exchange with the Secretary of State of Nevada.

2.2 Effective Date of Share Exchange. The "Effective Date" of the Share Exchange shall be, and such term as used herein shall mean, 5:00 p.m., Pacific Standard Time (the "Effective Time"), on the day on which the Articles of Share Exchange are filed in the office of the Secretary of State of Nevada, after satisfaction of the requirements of applicable laws of the State of Nevada which are prerequisite to such filing.

3. Deliveries on or before the Closing Date.

3.1 Deliveries by DKJ Technologies and Storage Alliance. The transaction contemplated by this Agreement shall close (the "Closing") on September 6, 2002 (the "Closing Date") provided that the Closing Date may be extended to a date to be mutually agreed upon by the parties. On or before the Closing Date, DKJ Technologies and Storage Alliance will deliver to Cascadia:

(a) share certificates, or their equivalent, representing the Storage Alliance Shares in the names of DKJ Technologies and the Vendors, duly endorsed for transfer to Cascadia; and

(b) duly issued share certificates in Cascadia's name representing the Storage Alliance Shares.

3.2 Deliveries by Cascadia. On or before the Closing Date, Cascadia will deliver to Storage Alliance share certificates representing the Exchange Shares in the names of the Vendors who have executed this Agreement, in the denominations set out on Schedule A hereto.

4. DKJ Technologies and Storage Alliance's Representations and Warranties

4.1 DKJ Technologies and Storage Alliance each represent and warrant to Cascadia as of the date hereof and on the Closing Date that:

(a) DKJ Technologies is a corporation validly existing and in good standing under the laws of the State of Nevada. DKJ Technologies has the power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) Storage Alliance is a corporation validly existing and in good standing under the laws of the Province of Alberta. Storage Alliance has the power and authority to carry on the Storage Alliance Business as it is now conducted and to own the assets it now owns;

(c) DKJ Technologies and Storage Alliance each have good and marketable titles to their respective material assets, free and clear of any and all liens, encumbrances or charges;

(d) neither DKJ Technologies nor Storage Alliance have licensed any of their intellectual property to any third party on an exclusive basis or otherwise in a manner which would limit its ability to utilize the intellectual property;

(e) a total of 10,188,575 common shares of DKJ Technologies have been validly issued, are outstanding and are fully paid and non-assessable; and, other than the loans set forth in Schedule A convertible into Storage Alliance Shares, no rights to purchase shares are outstanding, and no additional shares or rights to purchase shares of DKJ Technologies or Storage Alliance will be issued;

(f) the Storage Alliance Shares being sold by DKJ Technologies and the Vendors herein constitute all of the issued and outstanding shares of Storage Alliance; and DKJ Technologies owns free and clear of encumbrances 100% of the shares of Storage Alliance;

(g) neither DKJ Technologies nor Storage Alliance have made any untrue statement to Cascadia nor has either failed to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being materially false or misleading in the circumstances in which it was made;

(h) the DKJ Technologies financial statements for the year ended December 31, 2001 and the three month period ended March 31 2002 (the "DKJ Technologies Financial Statements") are true and correct in every material respect and present fairly the financial position of DKJ Technologies and Storage Alliance as of the date of such statements, and the results of its operations for the periods then ended and are prepared in accordance with generally accepted accounting principles applied on a consistent basis except as specifically provided therein;

(i) there has been no material adverse change in the financial condition and position of DKJ Technologies or Storage Alliance and no damage, loss destruction or other change in circumstances materially affecting the business, property or assets of DKJ Technologies or Storage Alliance or their right or capacity to carry on business since the date of the DKJ Technologies Financial Statements; and

(j) since the date of the DKJ Technologies Financial Statements, neither DKJ Technologies nor Storage Alliance have engaged in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment, including, without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially affect their operations, property, assets or financial condition.

5. THE VENDORS' REPRESENTATION AND WARRANTIES

5.1 All Vendors who execute Schedule A to this Agreement agree to its terms. In addition, by executing Schedule A, the Vendors represent and warrant to Cascadia as of the date hereof and on the Closing Date that:

(a) each Vendor owns his or her portion of the Storage Alliance Shares, free and clear of any claim, security interest, mortgage, pledge, or other lien or encumbrance of any kind whatsoever; and

(b) each Vendor has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby and to transfer on the Closing Date, legal and beneficial title and ownership of his or her portion of the Storage Alliance Shares to Cascadia.

5.2 The Contracting Shareholders represent and warrant that the representations of DKJ Technologies and of Storage Alliance herein are true and accurate and will be true and accurate on the Closing Date.

5.3 The Contracting Shareholders will use their best efforts to obtain signatures on Schedule A of all Vendors prior to the Closing Date.

6. Cascadia's Representations and Warranties

6.1 Cascadia represents and warrants to DKJ Technologies as of the date hereof and on the Closing Date that:

(a) Cascadia is a corporation validly existing and in good standing under the laws of the State of Nevada. Cascadia has the power and authority to carry on the Cascadia business as it is now conducted;

(b) Cascadia has filed with all applicable securities and regulatory authorities (including exchanges and markets) all information and documents required to be filed with such authorities (the "Public Record") and the statements set forth in the Public Record are true, correct and complete and do not contain any misrepresentation as of the date made and Cascadia has not filed any confidential material change reports or similar reports;

(c) except as may be reflected in the Public Record, there has not been any adverse material change in the business, operations or affairs, financial or otherwise, of Cascadia since April 30, 2002, being the date of the last reviewed financial statements of Cascadia (included in its Form 10QSB filed June 11, 2002);

(d) as of June 11, 2002 (the date of filing of Cascadia's last Form 10QSB) and not taking into account any of the Exchange Shares, 16,087,500 common shares in the capital of Cascadia were validly issued and outstanding and are fully paid and non-assessable and

(e) The capital structure of Cascadia following Closing and after the cancellation of certain Cascadia common shares as set out in Clause 8.3(b) will result in the following number of shares outstanding:

Current Cascadia shareholders 7,500,000

Exchange Shares issued to Vendors 2,500,000

Shares issued pursuant to private placement 500,000

Shares reserved for issuance pursuant to stock options 1,000,000

Anticipated fully diluted shares outstanding 11,500,000.

7. Covenants.

7.1 Affirmative Covenants. DKJ Technologies and Storage Alliance covenant and agree with Cascadia that DKJ Technologies will provide audited DKJ Technologies Financial Statements for its most recent fiscal year end (to a date not earlier than December 31, 2001) on or before the Closing Date, which will not have any material or adverse differences from the unaudited DKJ Technologies Financial Statements provided as at the date of this Agreement.

7.2 Negative Covenants DKJ Technologies covenants and agrees with Cascadia that DKJ Technologies shall not, prior to the Closing Date, except with the prior written consent of Cascadia (which consent will not be unreasonably withheld) create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party; or sell or otherwise in any way alienate or dispose of or encumber any of its Assets.

8. Conditions Precedent and Termination.

8.1 DKJ Technologies Conditions Precedent. The obligations of DKJ Technologies and Storage Alliance to close hereunder are subject to satisfaction or waiver of the following conditions on or before the Closing Date:

(a) all agreements, obligations, covenants and conditions, required by this Agreement to be performed or complied with by Cascadia prior to or at the Closing Date hereunder, shall have been so performed or complied with by Cascadia;

(b) the representations and warranties of Cascadia shall have been true at the time made and shall be true as at the Closing Date;

(c) Cascadia will complete a financing by way of a private placement for gross proceeds of US$250,000 (of which US$190,000 of the proceeds are to be deposited in trust upon execution of this Agreement), consisting of the issuance of 500,000 common shares of Cascadia at US$0.50 per common share;

(d) upon execution of this Agreement, Cascadia will have paid a US$25,000 deposit to Storage Alliance out of the proceeds of the private placement as an inter-company loan, which shall be refundable, and repayable in accordance with the promissory note attached hereto as Schedule "B", in the event that any agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by DKJ Technologies and Storage Alliance prior to or at the Closing Date hereunder have not been so performed or complied with by them; and

(e) on Closing Cascadia will grant options to purchase 1,000,000 common shares of Cascadia to the management of Storage Alliance, exercisable at US$0.50 per common share.

8.2 Cascadia Conditions Precedent. The obligations of Cascadia to close hereunder are subject to satisfaction or waiver of the following conditions on or before the Closing Date:

(a) DKJ Technologies, Storage Alliance and the Vendors shall have satisfied all of their respective covenants as contemplated herein;

(b) the representations and warranties of DKJ Technologies, Storage Alliance and the Vendors shall be true and correct on and as of the Closing Date;

(c) all of the Storage Alliance Shares are being sold by DKJ Technologies and the Vendors to Cascadia pursuant to this Agreement;

(d) all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by DKJ Technologies and Storage Alliance prior to or at the Closing Date hereunder shall have been so performed or complied with by them;

(e) all loans convertible into Storage Alliance Shares shall have been converted in accordance with Schedule A, prior to or at the Closing Date; and

(f) all of the transactions contemplated by this Agreement shall have been approved, as required, by DKJ Technologies and the Vendors, in their capacity as the shareholders of DKJ Technologies.

8.3 Post Closing Conditions Subsequent. Upon Closing, Cascadia shall use all commercially reasonable efforts to effect:

(a) a change of Cascadia's name to "Storage Alliance Inc.", or such other name chosen by Cascadia an d the Vendors (provided the name is acceptable to the applicable corporate registry); and

(b) the cancellation of Cascadia's "control stock" consisting of 8,587,500 common shares of Cascadia.

9. Miscellaneous

9.1 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. None of the party may assign this Agreement without the prior written consent of the other party.

9.2 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

9.3 Counterparts. This Agreement may be executed in multiple counterparts, including facsimile counterparts, that when taken together shall constitute a single instrument and signatures delivered by facsimile will be deemed originals.

9.4 Notices. All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when delivered to the addresses listed above. A copy of every notice to Cascadia shall be delivered to:

Clark, Wilson
885 West Georgia Street
Suite 800
Vancouver, BC V6C 3H1
Attn: William L. Macdonald
Facsimile: (604) 687-6314

9.5 Termination. This agreement will terminate if the parties hereto do not meet their respective representations , warranties and deliverables prior to or on the Closing Date, unless there is a mutual agreement for extension in accordance with Clause 3.1.

The parties have executed this Agreement as of the day and year first above written.

CASCADIA CAPITAL CORPORATION

Per: /s/ signed
Authorized Signatory

DKJ TECHNOLOGIES INC.

Per: /s/ signed
Authorized Signatory

STORAGE ALLIANCE INC.

Per: /s/ signed
Authorized Signatory

 List of VENDORS

Name of Vendor	No. of DKJ Technologies Shares	No. of Exchange Shares	Signature

DKJ Shareholders
Ed Kokt-Porietis	2,131,116	209,170
Jeff Ascah	901,626	88,495
Louise Ascah	573,762	56,314
Ken MacKinnon	491,796	48,269
Request Seismic Surveys Ltd.	409,830	40,225
Ken Akerley	40,983	4,022
Liz Akerley	40,983	4,022
Bill Campbell	40,983	4,022
Malcolm and Kim Ward	81,966	8,045
Roger Orde	81,986	8,047
Anthony Fink	40,983	4,022
Manmohanvir Sihota	40,983	4,022
Pat Dennis	40,982	4,022
Ken MacLean	40,983	4,022
Maureen Kieran	40,983	4,022
Donna Lynn Cuthburt	333,333	32,717
2 Inc.	500,000	49,074
Kirk Fyffe	333,333	32,717
Raymark Investment Corp. Ltd.	500,000	49,074
John Rybinski	283,334	27,810
Camera Investments Ltd.	460,000	45,149
CCD Consulting Commerce Distribution AG	460,000	45,149
Christian Russenberger	460,000	45,149
Turf Holding Ltd.	460,000	45,149
Cliffe Elle	160,000	15,704
Dave Rudd	28,575	2,805
Vangaurd Capital Limited	460,000	45,149
Bernard Hertel	100,000	9,815
James King	200,000	19,630
Gregg Layton	200,000	19,630
Robert Smith	200,000	19,630
John Tognetti	50,000	4,908
Subtotal

Storage Alliance Convertible Loan Holders	Storage Alliance Shareholder Loans (CDN$)		Signature

Christian Russenberger	$92,000	201,982
Tanus Ventures	$150,000	329,318
Ed Kokts-Porietis	$25,000	54,886
Todd Chuckry	$183,729.84	403,370
John Rybinski	$135,000	296,386
IT Coastal Ventures Ltd.	$30,000	65,864
Osyogo Capital Partners	$30,000	65,864
Campneys	$37,500	82,330
Subtotal

TOTAL		2,500,000

PROMISSORY NOTE

Principal Amount: US$25,000

Vancouver, B.C.

August 9, 2002

FOR VALUE RECEIVED, the undersigned, STORAGE ALLIANCE INC. ("Storage Alliance"), promises to pay to the order of Cascadia Capital Corp. ("Cascadia"), at the City of Vancouver, in the Province of British Columbia, the sum of TWENTY FIVE THOUSAND DOLLARS ($25,000) (the "Principal Sum"), without interest.

This Note relates to repayment of the refundable deposit paid by Cascadia to Storage Alliance, in the amount of Twenty Five Thousand Dollars ($25,000) (the "Deposit"), in respect of a Share Exchange Agreement (the "Agreement") between the parties dated as of August 9, 2002. The Principal Sum shall become due and be paid in accordance with section 8.1(d) of the Agreement.

Storage Alliance hereby waives the demand and presentment for payment, notice of non-payment, protest and notice of protest of this Note, and agrees to pay and completely indemnify Cascadia for all reasonable costs and expenses (including legal fees and costs) paid or incurred in collecting any monies due hereunder.

Extension of time of payment of all or any part of the amount owing hereunder at any time or times and failure of Cascadia to enforce any of their rights or remedies hereunder shall not release Storage Alliance from his obligations hereunder or constitute a waiver of the rights of Merlin to enforce any rights and remedies herein.

All dollar amounts referred to in this Note are in lawful money of the United States of America.

This Note shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

STORAGE ALLIANCE INC.

Per: /s/ signed
Authorized Signatory